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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Southern National Bancorp of Virginia, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

THE HOLDING COMPANY

FOR

6830 Old Dominion Drive

McLean, VA 22101

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, APRIL 23, 2009

Stockholders of Southern National Bancorp of Virginia, Inc.:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Southern National Bancorp of Virginia, Inc. (the “Company”) will be held at International Country Club, 13200 Lee Jackson Highway, Fairfax, Virginia 22033, on Thursday, April 23, 2009, beginning at 2:00 p.m. (local time), for the following purposes:

1.	ELECTION OF DIRECTORS. To elect two (2) directors of Class III to serve on the Board of Directors of the Company until the Company’s 2012 annual meeting of stockholders, and each until their successors are duly elected and qualified, or until their earlier resignation or removal;

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. To ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009; and

3.	OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement, which is attached hereto and made a part thereof.

The close of business on March 2, 2009 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at the Company’s principal office at 6830 Old Dominion Drive McLean, Virginia 22101 during usual business hours for a period of at least ten days prior to the Annual Meeting.

Your Vote is Important.

You are cordially invited and urged to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting of shareholders in person, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may vote by signing, dating and mailing the proxy card, or you may vote your shares over the Internet at www.cfpproxy.com/6090 by following the instructions. The proxy is revocable in the manner described in the proxy statement at any time before it is voted at the Annual Meeting. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

If you plan to attend the Annual Meeting, please note that we may ask to see a valid picture identification, such as a driver’s license, to identify you as a stockholder. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

Cameras (including cellular phones with photographic capabilities), recording devices and other similar electronic devices will not be permitted at the meeting. Please silence your cell phones during the Annual Meeting as a courtesy to others.

By order of the Board of Directors,

Georgia S. Derrico

Chairman of the Board and

Chief Executive Officer

March 12, 2009

McLean, Virginia

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

PROXY STATEMENT

FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, APRIL 23, 2009

General Information

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Southern National Bancorp of Virginia, Inc. (the “Company”) for use at the 2009 Annual Meeting of Stockholders of the Company to be held at International Country Club, 13200 Lee Jackson Highway, Fairfax, Virginia, on Thursday, April 23, 2009, beginning at 2:00 p.m. (local time), and any adjournments thereof (the “Annual Meeting”) for the purposes set forth in this Proxy Statement and the accompanying Notice of 2009 Annual Meeting of Stockholders. This Proxy Statement, the Notice of Meeting and the enclosed proxy will first be sent to stockholders on or about March 12, 2009. For information on how to vote your shares, see the instructions included on the enclosed proxy card and under “Information About Voting” below.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 23, 2009.

The Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at www.cfpproxy.com/6090.

Under rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On March 12, 2009, we mailed to certain of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and how to vote your proxy through the Internet. This new process is designed to expedite stockholders’ receipt of proxy materials and lower the cost of the Annual Meeting. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice.

Information About Voting

You are entitled to vote at the meeting if you were a holder of record of the Company’s common stock, $0.01 par value (“Common Stock”), at the close of business on March 2, 2009.

Stockholders can vote in person at the Annual Meeting or by proxy. You can vote by mail by signing, dating and mailing the enclosed proxy card or you can vote over the Internet at www.cfpproxy.com/6090 by following the instructions.

If your shares are held in the name of a bank, broker of other holder of record, you will receive instructions from the holder of record. You must follow these instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against each of the proposals. If you sign and return the card without indicating your instructions, your shares will be voted as follows:

•	FOR the election of the two (2) nominees for directors; and

•	FOR the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet, or (4) sending a written revocation to the Company’s Secretary, Devon Porter, prior to the Annual Meeting. Your most current proxy card or Internet proxy is the one that is counted. All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Southern National Bancorp of Virginia, Inc., 550 Broadview Avenue, Warrenton, Virginia 20186, (540) 347-4521, Attention: Corporate Secretary. Any stockholder who holds shares in street name with a bank or broker must contact that bank or broker if he or she wishes to revoke his or her proxy.

The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy will be voted with respect thereto in accordance with the judgment of the persons designated in the proxy. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Annual Meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws.

Solicitation of Proxies

This proxy solicitation is made by the board of directors of the Company and the cost of this solicitation is being borne by the Company. Proxies will be solicited through the mail and, if deemed advisable, directors, officers and regular employees of the Company may solicit proxies personally or by telephone or other means of communication, without being paid additional compensation for such services. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding the proxy materials to beneficial owners of the Company’s Common Stock.

Annual Report

The Company’s Annual Report on Form 10-K, including consolidated financial statements and related notes, for the fiscal year ended December 31, 2008, as filed with the SEC, accompanies but does not constitute part of this Proxy Statement.

VOTING SHARES AND VOTING RIGHTS

Only holders of record of Common Stock at the close of business on March 2, 2009 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. On that date there were 6,798,547 shares of Common Stock outstanding, which is the only outstanding class of voting securities of the Company. The holders of at least a majority of the outstanding shares of Common Stock must be represented at the Annual Meeting, in person or by proxy, in order to constitute a quorum for the transaction of business. Abstentions and shares held of record by a broker or nominee that are voted on any matter will be included in determining whether a quorum exists. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the Record Date, in such holder’s name on the books of the Company.

Directors will be elected by a plurality of the votes cast in person or by proxy. Accordingly, the two Class III nominees receiving the highest number of votes cast by the holders of Common Stock will be elected. There will be no cumulative voting in the election of directors. A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from its customer.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm. Any abstentions will have the effect of a vote against the matter. However, broker non-votes will be deemed shares not present to vote on such matter and will not count as votes for or against the proposal and will not be included in calculating the number of votes necessary for approval of such matter.

Item 1.

ELECTION OF DIRECTORS

Election Procedures; Term of Office

The Board of Directors currently consists of seven directors. In accordance with the Company’s Amended and Restated Bylaws, members of the Board of Directors are divided into three classes, Class I, Class II and Class III. The members of each class are elected for a term of office to expire at the third succeeding annual meeting of stockholders following their election. The term of office of the current Class III directors expires at the Annual Meeting. The terms of the Class I and Class II directors expire at the annual meeting of stockholders in 2010 and 2011, respectively.

The Nominating Committee has recommended to the Board, and the Board has approved the nomination of Georgia S. Derrico and Charles A. Kabbash to fill two expiring Class III director positions. The two Class III nominees, if elected at the Annual Meeting, will serve until the annual meeting of stockholders in 2012. The two Class III nominees receiving the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Annual Meeting will be elected. Unless the authority to vote for the election of directors is withheld as to one or both of the nominees, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one but not both of the nominees, all shares of Common Stock represented by any such proxy will be voted FOR the election of the nominee as to whom such authority is not withheld.

If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unavailable to serve as a director. All of the nominees have consented to being named herein and to serve if elected.

Any director vacancy occurring after the election may be filled only by a majority vote of the remaining directors, even if less than a quorum of the Board of Directors. A director appointed to fill a vacancy will be appointed to serve until the next annual meeting held for the election of directors, regardless of whether the class of director in which he serves is to be elected at such annual meeting.

Nominees for Election

The following table sets forth the name, age and positions with the Company and Sonabank, N.A. (the “Bank”) for each nominee for election as a director of the Company:

Name	Age	Positions with the Company and the Bank
Georgia S. Derrico	64	Class III Director of the Company; Director of the Bank; Chairman of the Board and Chief Executive Officer of each of the Company and the Bank.

Charles A. Kabbash	71	Class III Director of the Company; Director of the Bank.

Georgia S. Derrico has served as the Chairman of the Board and Chief Executive Officer of each of the Company and the Bank since July 2004. Prior to co-founding the Company in July 2004, she was the Chairman of the Board and Chief Executive Officer of Southern Financial Bancorp, Inc. from 1986 until April 2004. Southern Financial Bancorp, Inc. was the Nasdaq National Market System-listed bank holding company for the $1.5 billion (assets) Southern Financial Bank in Warrenton, Virginia, which was acquired by Provident Bankshares, Inc. in April 2004. She founded Southern Financial Bank in 1986. Prior to that, she served as Senior Vice President, Chief Administrative and Credit Officer of the Multinational Division of Chemical Bank in New York City. She also served at Chemical Bank as the Vice President and District Head of the Mid-Atlantic region of the United States for the Corporate Banking Division. She is the wife of Mr. R. Roderick Porter.

Charles A. Kabbash has served as a director of the Company and the Bank since April 2005. Mr. Kabbash has been the owner of 414 Associates, a real estate investment company, operating primarily in the Charlottesville, Virginia, area, since 1984. He also manages Summit Realty, a commercial realty firm, and Summit Business Brokerage, which negotiates the purchase or sale of businesses. Both of these firms also operate primarily in the Charlottesville area. Mr. Kabbash is heavily involved in the business and civic community in Charlottesville, serving as a board member and board vice-chairman of the North Downtown Property Association.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD OF DIRECTORS.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company’s Class I and Class II directors whose terms of office do not expire at the Annual Meeting, and the executive officers of the Company who are not also directors:

Name	Age	Positions with the Company and the Bank
Directors:

R. Roderick Porter	63	Class I Director of the Company; Director of the Bank, Vice Chairman of the Board and President and Chief Operating Officer of each of the Company and the Bank.

Robin R. Shield	46	Class I Director of the Company; Director of the Bank.

Frederick L. Bollerer	66	Class II Director of the Company; Director of the Bank.

Neil J. Call	75	Class II Director of the Company; Director of the Bank.

John J. Forch	59	Class II Director of the Company; Director of the Bank.

Executive officers who are not also directors:

William H. Lagos	58	Senior Vice President and Chief Financial Officer of each of the Company and the Bank.

William H. Stevens	64	Executive Vice President of Credit Administration of each of the Company and the Bank.

R. Roderick Porter has served as the Vice Chairman of the Board, President and Chief Operating Officer of each of the Company and the Bank since July 2004. Prior to co-founding the Company in July 2004, he was the President and Chief Operating Officer of Southern Financial Bancorp, Inc. from April 1998 until April 2004. Southern Financial Bancorp, Inc. was the Nasdaq National Market System-listed bank holding company for the $1.5 billion (assets) Southern Financial Bank, Warrenton, Virginia, which was acquired by Provident Bankshares, Inc. in April 2004. From 1994 to 1998, he was President of FX Concepts, Ltd., an international money management firm located in New York City. Prior to that, he served as Chairman of Newmarket Capital Corp., a mortgage banking company, and a Principal of Morgan Stanley. Mr. Porter spent 15 years at Chemical Bank, including as a Senior Vice President in Chemical Bank’s treasury department where he was responsible for asset/liability management, the U.S. government and municipal securities portfolio, all U.S. dollar-denominated funding for the bank and the holding company, money market trading and the discount brokerage operation. Prior experience at Chemical Bank included tours as Vice President and General Manager for northern Europe, based in London, and for Chemical Japan, based in Tokyo. Mr. Porter is the husband of Ms. Georgia S. Derrico.

Robin R. Shield has served as a director of the Company and the Bank since July 2005. She is currently a private investor. In addition, for the past eight years, Ms. Shield has been the Managing and General Partner of Clear View LLP, a real estate development and investment partnership and Chairman of Norwich Partners, LLC, a hotel development company, both in Norwich, Vermont. She is currently a member of the Board of Directors of the Vermont Institute of National Science and a non-voting board member of the Robins Foundation.

Frederick L. Bollerer has served as a director of the Company and the Bank since May 2007. Currently, Mr. Bollerer is one of two organizing partners of Real Change Strategies, LLC, a consulting firm focused on strategy and execution of strategy in the non profit arena. Clients of the firm include medium and large non profits as well as foundations, arts groups and conservation organizations. The company also does a limited amount of work with for profit companies. In addition, for the last ten years he has been a Partner of Venture Philanthropy Partners. Prior thereto, Mr. Bollerer was President and CEO of Riggs Bank, N.A. Mr. Bollerer has spent over 30 years in the banking industry.

Neil J. Call has served as a director of the Company and the Bank since April 2005. Mr. Call, now retired, was an Executive Vice President of MacKenzie Partners, Inc., a New York City financial consulting company, since 1990. Mr. Call was formerly executive Vice President and co-founder of the Proxy/M&A Group at Dewe Rogerson, Inc., the predecessor firm to MacKenzie Partners. Mr. Call was a director of Southern Financial Bancorp, Inc. and Southern Financial Bank from 1986 until April 2004 and was chairman of that board’s Audit Committee. From 1986 to 1989, he served as Executive Vice President of D.F. King and Co. Prior to that he was with Gulf + Western Industries (now Paramount Communications), most recently as Executive Vice President/Finance, and previously as Director of Corporate Communications and Investor Relations. He also spent six years with Ford Motor Company’s Finance Division. Mr. Call is a Certified Public Accountant in the State of Michigan.

John J. Forch has served as a director of the Company and the Bank since July 2005. For the past four years, he has been the Managing Partner of Forch & Associates, LLC, a tax and financial services firm providing strategic and transactional financial and tax advice in Northern Virginia. Prior thereto, Mr. Forch retired as a Managing Partner of PricewaterhouseCoopers LLC, where he spent 14 years in various senior management and client service partner positions. Mr. Forch is a Certified Public Accountant in the Commonwealth of Virginia and the State of Florida.

Executive Officers of the Company

William H. Lagos has served as the Senior Vice President and Chief Financial Officer of the Company and the Bank since November 2004. From September 1986 until April 2004, Mr. Lagos was the Senior Vice President and Controller of Southern Financial Bank, the operating subsidiary of Southern Financial Bancorp, Inc., which was acquired by Provident Bankshares, Inc. in April 2004. Mr. Lagos participated in the Company’s organization commencing in November 2004.

William H. Stevens has served as the Executive Vice President of Credit Administration of the Company and the Bank since April 2005. From 1999 until April 2004, Mr. Stevens was the Executive Vice President of Credit Administration for Southern Financial Bank, the operating subsidiary of Southern Financial Bancorp, Inc., which was acquired by Provident Bankshares, Inc. in April 2004. He resigned as a Senior Vice President of Credit Administration from Provident Bankshares, Inc. in April 2005 when he joined the Company. From 1991 to 1999, Mr. Stevens served as a Senior Analyst in the Office of the Inspector General of the Federal Deposit Insurance Corporation. Prior to that he was an Executive Vice President at Riggs Bank, N.A. in Washington, D.C. where he managed the bank’s commercial real estate and single family lending activities. He served for three years as President and COO of Anchor Mortgage Services. His background also includes 18 years at Chemical Bank, where he was a Senior Vice President, Real Estate.

Each executive officer of the Company is elected by the Board of Directors of the Company and holds office until his successor is duly elected and qualified or until his or her earlier death, resignation or removal.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors of the Company held 11 meetings during 2008. There was no director who attended less than 75% of the aggregate of the (1) total number of meetings of the Board and (2) total number of meetings held by committees on which he or she served. Each director is expected to dedicate sufficient time, energy and attention to company matters to ensure the diligent performance of his or her duties, including by attending annual and special meetings of the stockholders of the Company, the Board and Committees of which he or she is a member.

Chairman of the Board

Georgia S. Derrico has served as the Chairman of the Board and Chief Executive Officer of the Company since January 2005 and of the Bank since it commenced operations in April 2005.

The Chairman of the Board organizes the work of the Board and ensures that the Board has access to sufficient information to enable the Board to carry out its functions, including monitoring the Company’s and the Bank’s performance and the performance of management. In carrying out this role, the Chairman, among other things: (1) presides over all meetings of the Board of Directors and stockholders; (2) establishes the annual agenda of the Board and agendas of each meeting in consultation with the President of the Company, R. Roderick Porter; (3) oversees the distribution of information to Directors; (4) advises with respect to the work of each Committee and reviews (with the Nominating Committee) changes in Board membership and the membership and chair of each Committee; (5) coordinates periodic review of management’s strategic plan for the Company and the Bank; and (6) coordinates the annual performance review of the key senior managers.

Committees of the Board of Directors

The Company’s Board of Directors has four committees, the Audit Committee, the Compensation Committee, the Nominating Committee and the Asset-Liability Management Committee, each of which is described below.

Audit Committee. The members of the Audit Committee are Neil J. Call (Chairman), John J. Forch and Frederick L. Bollerer all of whom the Board has determined to be “independent directors” as defined under the NASDAQ Stock Market listing standards and in Section 10A of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). The Board has determined that all of the Audit Committee members have the financial knowledge, business experience and independent judgment necessary for service on the Audit Committee. The Board has further determined that Neil J. Call, the Chairman of the Audit Committee, has the requisite attributes of an “audit committee financial expert” as defined by the rules and regulations of the SEC, and has the financial literacy and accounting or financial qualifications and experience to provide effective oversight of the Audit Committee. The Audit Committee operates pursuant to a written charter, which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.sonabank.com.

As set forth in the Audit Committee’s charter the functions of the Audit Committee are to assist the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the adequacy of the Company’s system of internal controls;

•	the Company’s compliance with regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accountants; and

•	the performance of the Company’s independent registered public accountants and of the Bank’s internal audit function.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors the preparation of quarterly and annual financial reports by the Company’s management;

•

supervises the relationship between the Company and its independent registered public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accountants; and

•

oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Bank’s internal auditing program.

The Audit Committee meets at least quarterly and met four times during fiscal 2008. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accountants and with the Bank’s internal auditors, in each case without the presence of the Company’s or the Bank’s management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the independent registered public accountants all annual and quarterly financial statements prior to their issuance. During fiscal 2008, management of the Company advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee.

Nominating Committee. The Nominating Committee is responsible for making recommendations to the Board regarding the membership of the Board, including:

•	recommending to the Board the slate of director nominees for election at the annual meeting of stockholders;

•	considering, recommending and recruiting candidates to fill any vacancies or new positions on the Board, including candidates that may be recommended by stockholders;

•	establishing criteria for selecting new directors; and

•	reviewing the backgrounds and qualifications of possible candidates for director positions.

The Nominating Committee operates pursuant to a written charter, a copy of which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.sonabank.com. The members of the Nominating Committee are Charles A. Kabbash (Chairman), Neil J. Call and John J. Forch, all of whom the Board has determined to be “independent directors” as defined under the NASDAQ Stock Market listing standards. The Nominating Committee met one time in 2008.

Compensation Committee. The members of the Compensation Committee are John J. Forch (Chairman), Neil J. Call, Frederick L Bollerer and Charles A. Kabbash, all of whom the Board has determined to be “independent directors” as defined under the NASDAQ Stock Market listing standards. The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Bank’s senior management, which includes the Company’s named executive officers (management is not compensated for their service to the Company), evaluating the performance of senior management and, either as a committee or together with the other independent members of the Board, determining and approving the compensation level for the Chief Executive Officer, and making recommendations regarding compensation of other executive officers and certain compensation plans to the

Board. The Compensation Committee operates pursuant to a written charter, a copy of which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.sonabank.com. In 2008, the Compensation Committee met two times.

Asset-Liability Management Committee: The members of the Asset-Liability Management Committee are R. Roderick Porter (Chairman), Charles A. Kabbash and Robin R. Shield. The Asset-Liability Management Committee ensures that the Bank’s investment policies and procedures are adequate and that the Bank’s investments in securities are consistent with the guidelines established in the Bank’s policies and comply with applicable laws and regulations. The Committee evaluates the performance of the securities portfolio to ensure that the Bank’s objectives with respect to diversification, liquidity, and quality are met. While management is responsible for purchase decisions with respect to investment securities, the Asset-Liability Management Committee is responsible for reviewing and ratifying management’s investment transactions. The Asset-Liability Management Committee is also responsible for reviewing the entire balance sheet to ensure that products and funding sources meet with the Board’s policies relating to asset-liability and interest rate risk management. The Asset-Liability Management Committee generally meets quarterly and met four times in 2008.

Director Nominations Process

The Nominating Committee considers nominees to serve as directors of the Company and recommends such persons to the Board of Directors. The Nominating Committee also considers director candidates recommended by stockholders if such candidates appear to be qualified to serve on the Company’s Board of Directors and meet the criteria for nominees considered by the Nominating Committee. The Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating Committee does not perceive a need to increase the size of the Board. In order to avoid the unnecessary use of the Nominating Committee’s resources, the Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below in the paragraph titled “Procedures to be Followed by Stockholders.”

Criteria for Director Nominees.

The Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. The Nominating Committee considers the following criteria in selecting nominees: financial expertise and business experience; familiarity with and participation in the local community and the nominee’s ability to refer business to the Company; integrity, honesty and reputation; dedication to the Company and its stockholders, including the nominee’s ownership of the Company’s Common Stock; independence; and any other factors the Nominating Committee deems relevant, including age, size of the Board of Directors and regulatory disclosure obligations.

The Nominating Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board at the time. The Nominating Committee will strive to maintain at least one director who meets the definition of “audit committee financial expert” under the regulations of the SEC.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating Committee considers and reviews an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Director Nominees.

Pursuant to the Nominating Committee Charter as approved by the Board of Directors, the Nominating Committee is responsible for the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors. The process that the

Nominating Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is set forth below.

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating Committee will rely on personal contacts of the members of the Board of Directors as well as their knowledge of members of the Bank’s local communities. The Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below in the paragraph titled “Procedures to be Followed by Stockholders.” The Nominating Committee has not previously used an independent search firm in identifying nominees.

Evaluation. In evaluating potential nominees, the Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, for any new director nominee, the Nominating Committee will conduct a check of the individual’s background and interview the candidate.

Procedures to be Followed by Stockholders.

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the prior notice and information provisions contained in the Company’s Amended and Restated Bylaws. In order for a director nomination to be timely, a stockholder’s notice to the Company must be received at the Company’s offices not later than the 90th day prior to the anniversary date of the immediately preceding annual meeting. To submit a nomination of a director candidate, a stockholder must submit the following information in writing, addressed to the Chairman of the Nominating Committee, care of the Corporate Secretary, at the Company’s main office:

•	The name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•

A representation that the stockholder is a holder of record of stock of the Company entitled to vote at the annual meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

If applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

Such other information regarding each nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor regulation thereto; and

•	Such nominee’s consent to serve as a director of the Company if so elected.

A nomination of any person not made in compliance with the foregoing procedures may not be eligible to be voted upon by the stockholders at the meeting.

If the Nominating Committee receives a director nomination from a stockholder or group of stockholders who (individually or in the aggregate) beneficially owned greater than 5% of the Company’s outstanding Common Stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the candidate and stockholder or group of stockholders recommending the candidate and will disclose in its proxy statement whether the Nominating Committee chose to nominate the candidate, as well as certain other information.

Stockholder Communications with Directors; Director Attendance at Annual Meeting

The Board of Directors will give appropriate attention to written communications received from stockholders, and will respond if and as appropriate. Stockholders or other interested parties can contact any director or committee of the Board of Directors by writing to them in care of Devon Porter, Corporate Secretary, 550 Broadview Avenue, Warrenton, Virginia 20186; (540) 347-4521. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other concerns will also generally be referred to the Audit Committee.

In addition, the Board of Directors encourages directors to attend the annual meeting of stockholders. All of the Company’s directors attended the Company’s 2008 annual meeting of stockholders held on April 17, 2008.

Code of Ethics

The Company’s Board of Directors has adopted a Code of Ethics that applies to all directors, officers and employees, including the Company’s Chairman of the Board and Chief Executive Officer and senior financial officers. The Board designed the Code in an effort to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of conflicts of interest, full, fair and accurate disclosure in filings and other public communications made by the Company, compliance with applicable laws, prompt internal reporting of violations of the Code of Ethics, and accountability for adherence to the Code. The Code of Ethics is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.sonabank.com.

Director Independence

During the review by the Company’s Board of Directors of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Party Transactions” below. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that all of the Company’s directors, with the exception of Georgia S. Derrico and R. Roderick Porter, are independent directors as defined by the listing standards of the NASDAQ Stock Market. Both Ms. Derrico and Mr. Porter are considered to be “inside” directors because of their employment as senior executives of the Company. Ms. Derrico and Mr. Porter are husband and wife, and their adult son, R. Devon Porter, is the Secretary of each of the Company and the Bank and is employed by the Bank as a Senior Vice President.

The independent directors of the Company hold executive sessions from time to time without the Chief Executive Officer or any other member of management present. In 2008, the independent directors held two executive sessions.

DIRECTOR COMPENSATION

In 2008, directors of the Company did not receive a fee for attending Board or committee meetings. All of the directors of the Company are also directors of the Bank and each non-employee director of the Bank received a fee of $500 for each Board meeting attended and $250 for each committee meeting attended, plus any travel, food and lodging expenses. Any non-employee directors who attended either Board or committee meetings by conference telephone received one-half of the fee for such meeting. Further, in October 2006, the Compensation Committee determined that Board members should receive 1,000 options for each year of service on the Board after the initial election held in 2005. In January 2009, for service as a director in 2008, the Board granted options to each non-employee director to acquire 1,000 shares of Common Stock of the Company that will vest ratably over five years. However, in accordance with Financial Accounting Standards Board Statement No. 123R, none of the compensation expense related to the January 2009 option awards is included in the table below as such expense will not be recorded until 2009. Directors who are also employees of the Company or the Bank received no additional compensation for their service as a director.

The following table contains information concerning the compensation of the directors of the Bank for the fiscal year ended December 31, 2008. The named executive officers who also serve as directors did not receive any compensation for their service as directors for the fiscal year ended December 31, 2008.

Director Compensation for the Fiscal Year Ended December 31, 2008

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Frederick L. Bollerer	$4,750	$644	$5,394
Neil J. Call	6,500	2,034	8,534
John J. Forch	6,500	2,034	8,534
Charles A. Kabbash	6,000	2,034	8,034
Robin R. Shield	4,375	2,034	6,409

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with Financial Accounting Standards Board Statement No. 123R (“SFAS No. 123R”) of stock option awards granted pursuant to the 2004 Stock Option Plan and thus may include amounts from options granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2008 included in the Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. John J. Forch, Neil J. Call, Frederick L. Bollerer and Charles A. Kabbash, each of whom the Board of Directors has determined to be an independent director, as defined in the NASDAQ Stock Market listing standards, serve on the Compensation Committee. This discussion and analysis describes the components of the Company’s compensation program for its named executive officers and describes the basis on which the 2008 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company and the Bank.

Role of Executives in Establishing Compensation

The Compensation Committee makes all decisions with respect to compensation of the named executive officers, subject to review and approval by the full Board of Directors. The Chairman of the Board and Chief Executive Officer reviews the performance of the Company’s executive officers (other than herself and the President) and, based on that review, provides input regarding the performance of the other executive officers and makes recommendations to the Compensation Committee for compensation amounts payable to the other executive officers of the Company, including the other named executive officers. Neither the Chairman of the Board and Chief Executive Officer nor the President is involved with any aspect of determining her or his own pay.

Compensation Committee Activity

When reviewing executive compensation in 2008, the Compensation Committee decided that the overall compensation of the Chief Executive Officer and the President was low in comparison to peer banks. As a result of that review the Compensation Committee implemented an increase of approximately 20% in each of the Chief Executive Officer’s and President’s base salaries effective August 1, 2008.

Compensation Philosophy

No executive officer of the Company is paid a salary, bonus or other form of compensation other than options to purchase shares of the Company’s Common Stock for their service to the Company. The executive officers of the Company currently hold the same executive officer positions with the Bank and all executive compensation is paid by the Bank for services performed by executives of the Bank. Accordingly, the following discussion of executive compensation relates to the compensation by the Bank to executives of the Bank.

The fundamental objectives of the Bank’s executive compensation policies are to ensure that Bank executives are provided incentives and compensated in a way that advances both the short- and long-term interests of stockholders while also ensuring that the Company and the Bank are able to attract and retain executive management talent. Accordingly, compensation is based on: (1) the employee’s individual performance and his or her ability to lead the Company and the Bank to achieve their respective financial goals and (2) the Company’s consolidated financial performance. In making decisions with respect to any element of an executive officer’s compensation, the Committee considers the total compensation that may be awarded to the executive officer, including salary, annual bonus, long-term equity incentive compensation, accumulated realized and unrealized stock option gains, and the dollar value to the executive and cost to the Company of all perquisites and other personal benefits. The Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

Peer Groups and Benchmarks

As noted above, in 2008 the Compensation Committee reviewed the Chief Executive Officer’s and President’s overall compensation in comparison to the compensation of executive officers at Mid-Atlantic banks which had experienced growth in assets and profitability comparable to that of the Company. In Virginia, the Company’s growth and profitability exceeded the asset growth and profitability of the banks established in the year before and the year after the Company was founded. However, the Compensation Committee’s review attempted to evaluate the overall compensation of the Company’s Chief Executive Officer and President by going beyond Virginia to Mid-Atlantic banks similar, to the extent possible, to the Company.

Setting Executive Compensation

In reviewing the 2008 compensation of each of the named executive officers, the Compensation Committee reviewed all components of their respective compensation, including base salary, annual bonus, long-term equity incentive compensation, accumulated realized and unrealized stock option gains, and the dollar value to the executive and cost to the Company of all perquisites and other personal benefits. In addition, the Compensation Committee reviewed each executive officer’s compensation history and performance information. In making compensation decisions with respect to each of the components of executive compensation set forth below, the Compensation Committee considers the competitive market for executives. No executive officer of the Company or the Bank has a written employment or severance agreement with the Company or the Bank.

In 2006, the Compensation Committee awarded a bonus to each of the Chief Executive Officer and President in an amount equal to 50% of current salary to be paid over a period of three years, taking into consideration the Bank’s net income as well as the successful completion of the Company’s initial public offering and the acquisition of 1st Service Bank.

Components of Executive Compensation

The principal components of the executive compensation program of the Company (through the Bank) are:

•	Base salary;

•	Cash incentive;

•	Long-term equity incentive awards;

•	Perquisites and other personal benefits; and

•	In the case of the Chief Executive Officer and President, a SERP as described more fully below.

Base Salary

Salaries provide executive officers with a base level of monthly income and help achieve the objectives outlined above by attracting and retaining strong talent. Generally, base salaries are not based on specific measures of corporate performance, but are determined by tenure of service, scope of the position, including current job responsibilities, relative salaries of the Company’s peers and the officer’s individual performance and contribution to the Company. The Company’s base salaries are adjusted based on factors such as individual experience, individual performance, individual potential, cost of living considerations and specific issues particular to the Company as well as the Compensation Committee’s subjective judgment.

The Compensation Committee monitors the base salary levels and the various incentives of the named executive officers of the Company to ensure that overall compensation is consistent with the Company’s objectives and remains competitive within the area of the Company’s operations. In setting the goals and measuring an executive’s performance against those goals, the Company considers the performance of its competitors and general economic and market conditions. None of the factors included in the Company’s strategic and business goals are assigned a specific weight. Instead, the Compensation Committee recognizes that the relative importance of these factors may change in order to adapt the Company’s operations to specific business challenges and to reflect changing economic and marketplace conditions.

Cash Incentive

The annual compensation of the Company’s named executive officers consists primarily of a base salary and a cash incentive, or bonus. The bonus is designed to help achieve the objectives of the compensation program by rewarding the executive officers for the attainment of profitable growth and stable financial and operating conditions. In determining the cash incentive, in January and July of each fiscal year, the Compensation Committee takes into consideration the Company’s performance compared to its budget and the operating ratios of return on assets and return on equity and the efficiency ratio. The Compensation Committee will consider the Chief Executive Officer’s and President’s participation in the SERP and the benefits to be provided by that plan when determining the annual bonus to be paid to those individuals.

Long- Term Equity Incentive Awards

The Company maintains an equity compensation program for its named executive officers and other key employees, in order to attract and retain key employees and enable those persons to participate in the long-term success of the Company. Stock options have been the Company’s only form of long-term incentive compensation, and may be subject to performance-based and/or time-based vesting requirements. As of February 20, 2009, there were 254,425 options outstanding under the Company’s Option Plan, 141,800 of which were held by named executive officers of the Company.

Perquisites and Other Personal Benefits

Perquisites and other personal benefits represent a small part of the Company’s executive compensation program. The named executive officers are eligible to participate in the Company’s employee benefits plans, which are generally available to all Company employees. The Compensation Committee reviews the perquisites and other personal benefits provided to the executive officers annually, and offers such benefits after consideration of the business need. Currently, the Company provides a car allowance to the named executive officers other than the Chief Executive Officer and, for the Chief Executive Officer and President, a part time personal assistant as described in the footnotes to the Summary Compensation Table.

Supplemental Executive Retirement Plan

Effective August 1, 2007, the Bank has entered into a Supplemental Executive Retirement Plan, or SERP, with each of the Chief Executive Officer and the President to encourage such officers to remain employees of the Company. The SERP is designed to provide a certain level of post-retirement income to the two individuals who have a significant impact on the long-term growth and profitability of the Company. The SERP will begin payout 10 years from the date of implementation and be payable for a period of 10 years with an annual benefit designed to provide 50% of each executive’s estimated annual salary per year for a 10-year period at retirement.

Tax and Accounting Implications

Stock-Based Compensation. The Company accounts for stock-based compensation, including options granted pursuant to its 2004 Stock Option Plan, in accordance with the requirements of SFAS No. 123R, which the Company adopted effective January 1, 2006.

Deductibility of Executive Compensation. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Nonqualified Deferred Compensation. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Internal Revenue Code, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the recipient is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Summary Compensation Table

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer and each of the other executive officers of the Company (the “named executive officers”) for the fiscal years ended December 31, 2008, 2007 and 2006. As of the end of the last fiscal year, R. Roderick Porter and William H. Stevens were the only other executive officers of the Company and the Bank, in addition to the Chief Executive Officer and the Chief Financial Officer.

Summary Compensation Table for the Fiscal Years Ended December 31, 2008, 2007 and 2006

Name	Year	Salary	Bonus		Option Awards (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	Other		Total
Georgia S. Derrico	2008	$224,917	$30,000	(3)	$6,435	$90,385	$12,917	(4)	$364,654
Chairman of the Board and	2007	191,250	30,000	(3)	—	36,893	8,333	(4)	258,143
Chief Executive Officer	2006	177,083	30,000	(3)	—	—	—		207,083

William H. Lagos	2008	122,092	6,000		2,252	—	—		130,344
Senior Vice President	2007	116,917	5,000		—	—	—		121,917
Chief Financial Officer	2006	112,083	8,000		—	—	—		120,083

R. Roderick Porter	2008	175,167	23,333	(3)	6,435	69,968	17,717	(5)	292,620
President and Chief	2007	148,750	23,333	(3)	—	28,559	13,133	(5)	213,775
Operating Officer	2006	137,083	23,333	(3)	—	—	—		160,416

William H. Stevens	2008	178,883	8,000		965	—	—		187,848
Executive Vice President	2007	172,479	8,000		—	—	—		180,479
	2006	170,000	—		—	—	—		170,000

(1)	All of the stock options previously granted to the named executive officers were accelerated prior to the adoption by the Company of FASB No. 123R. Accordingly, no expense related to outstanding stock options is recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006 in accordance with FASB No. 123R.
(2)	Reflects the amounts accrued by the Company for the named executive officer’s accumulated benefit under the Supplemental Executive Retirement Plan, computed as of December 31, 2008 and is also representative of the aggregate change in the present value from December 31, 2007 to December 31, 2008. For year 2007, this amount represents the accrual for the five month period from August 1, 2007, the effective date of the SERP, through December 31, 2007 and is also representative of the aggregate change in the present value from December 31, 2006 to December 31, 2007.
(3)	These amounts reflect one-third of the aggregate bonus awarded to each of the Chief Executive Officer and the President in 2006. The aggregate bonus amount has been paid over a period of three years, which is discussed in more detail under “Setting Executive Compensation” on page 14.
(4)

This amount reflects one-quarter of the total compensation of $51,667 of a bank employee of who devotes 25% of her time acting as a personal assistant to Georgia S. Derrico, 25% of her time acting as a personal assistant to R. Roderick Porter and 50% of her time to the Bank.

(5)	This amount reflects (a) one-quarter of the total compensation of $51,667 of a bank employee of who devotes 25% of her time acting as a personal assistant to Georgia S. Derrico, 25% of her time acting as a personal assistant to R. Roderick Porter and 50% of her time to the Bank and (b) an automobile allowance of $4,800.

Outstanding Equity Awards

The following table contains information concerning the unexercised options and other equity incentive plan awards for each named executive officer as of December 31, 2008:

Outstanding Equity Awards at 2008 Fiscal Year-End

	Number of securities underlying unexercised options		Option exercise price	Option expiration date
Name	Exercisable	Unexercisable
Georgia S. Derrico	27,500 2,750	10,000	$9.09 9.09 9.20	04/14/2015 11/17/2015 01/23/2018

William H. Lagos	12,650 1,650	3,500	9.09 9.09 9.20	04/14/2015 11/17/2015 01/23/2018

R. Roderick Porter	27,500 2,750	10,000	9.09 9.09 9.20	04/14/2015 11/17/2015 01/23/2018

William H. Stevens	16,500	1,500	9.09 9.20	04/14/2015 01/23/2018

During 2008, no named executive officer of the Company exercised any stock options.

Pension Benefits

The following table contains information concerning each plan that provides for payments or other benefits at, following, or in connection with retirement for each named executive officer as of December 31, 2008:

Pension Benefits

Name	Plan Name (1)	Number of Years of Credited Service	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
Georgia S. Derrico	Supplemental Executive Retirement Plan	1.42	$127,278	$—

R. Roderick Porter	Supplemental Executive Retirement Plan	1.42	$98,527	—

(1)	The terms of the Supplemental Executive Retirement Plan are described in the section captioned “Compensation Discussion and Analysis” above.
(2)	Reflects the amounts accrued by the Company for the named executive officer’s accumulated benefit under the Supplemental Executive Retirement Plan, for the period beginning on August 1, 2007 and ended December 31, 2008.

Payments Upon Termination or Change in Control

Change in Control Agreements

None of the named executive officers have employment agreements that provide for payment upon a termination for a reason other than a change in control. In August 2006, the Company and the Bank entered into change in control agreements with Ms. Derrico and Mr. Porter. These agreements provide such officers certain lump sum cash payments in the event the officer’s employment is terminated without cause at any time or if such employment is terminated by the executive for “good reason” and the officer signs the form of mutual general release.

For purposes of the change in control agreements, “cause” is defined as:

•

the officer’s commission of a willful act (including, without limitation, a dishonest or fraudulent act which dishonest or fraudulent act results in personal gain to the officer) or a grossly negligent act, or the willful or grossly negligent omission to act by the officer, which causes material financial or reputational harm to the Company or an affiliate of the Company;

•

the officer’s conviction of, or plea of nolo contendere to, any felony involving dishonesty or fraud or that causes significant material financial or reputational injury to the Company or an affiliate; or

•

the officer’s willful neglect of, or continued failure to substantially perform, in any material respect, his or her duties (as assigned to the officer from time to time) or obligations, including a material violation of the Company’s or an affiliate’s policy or procedures) to the Company or an affiliate other than any such failure resulting from the officer’s incapacity due to physical or mental illness. An act or omission is “willful” if it was knowingly done, or knowingly omitted to be done, by the officer not in good faith and without reasonable belief that the act or omission was in the best interests of the Company or an affiliate. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or an affiliate shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company or an affiliate, as applicable. The Board of Directors of the Company (the officer and any of his or her immediate family members recusing themselves from discussions, deliberations and voting) has the discretion, in other circumstances to determine in good faith, from all the facts and circumstances reasonably available to it, whether the officer’s act or omission was “willful.”

Under the change in control agreements, “good reason” is defined as:

•

the assignment to the officer of duties materially inconsistent with the officer’s then-current level of authority or responsibilities, or any other action by the Company or an affiliate that results in a material diminution in the officer’s position, compensation, authority, duties or responsibilities;

•	a breach by the Company or an affiliate of any material term or covenant of any agreement with the officer;

•	a requirement that the officer be based at any office or location that is more than twenty-five (25) miles from the officer’s principal office location immediately preceding a change in control; or

•

a failure by any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or the affiliate employing the officer to assume expressly and agree to perform the change in control agreement in the same manner and to the same extent that the Company or any affiliate would be required to perform it if no such succession had taken place.

A “Change in Control” is defined generally to mean: a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank as provided under Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and any Internal Revenue Service guidance, including

Notice 2005-1, and regulations issued in connection with Section 409A of the Code. In no event, however, will a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them.

Upon a qualifying termination, the officers will receive a lump sum cash payment equal to a multiple (three times for Ms. Derrico and two times for Mr. Porter) of the sum of the named executive officer’s annual base salary and his or her targeted bonus. In addition to the cash payment, the officers will receive continuation of health insurance for a period ending on the earlier of (x) the date of receipt of comparable benefits from a new employer or (y) 24 months. The agreement also provides for the immediate and total vesting of all awards under the Company’s Option Plan, any Company restricted stock, stock appreciation right, phantom stock or other equity-based compensation plan held by the officer. Such awards shall become exercisable in full, all restrictions shall lapse and all performance measures shall be deemed satisfied in full. The Company and the Bank have also agreed to pay all taxes and penalties (including the excise tax that may be levied on “excess parachute payments” under Section 4999 of the Code, plus all taxes on such payments (known as a “gross-up payment”). In addition, if the provision of any of the benefits under these agreements would trigger the 20% excise tax and interest penalties under Section 409A of the Code, then such benefits will not be provided, and in lieu, thereof, the Company or the Bank will pay the named executive officer, in a lump sum, a cash amount equal to the cost of providing such benefit. The officers will also be entitled to the indemnity provided by the Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws and to any directors and officers liability insurance to the same extent, upon a change in control, as other of the Company’s or affiliate’s directors and officers are covered.

In consideration of these cash payments, the officers have agreed:

•	to maintain the confidentiality of the Company’s and the Bank’s trade secrets;

•

not compete with the Company and the Bank for the longer of 12 months after termination of employment or the period during which payments under the severance agreement are being made (the Restricted Period);

•	not to solicit the Company’s or the Bank’s employees during the Restricted Period;

•	not to solicit the Company’s or the Bank’s customers during the Restricted Period; and

•	to sign a mutual general release, releasing the Company and the Bank of all potential claims relating to the officer’s employment and covenanting not to sue the Company or the Bank on any such claims.

Assuming that the conditions for a payment under the change in control agreements had been met as of December 31, 2008, Ms. Derrico and Mr. Porter would have been entitled to receive from the Company a lump sum cash payment equal to $764,151 and $397,000, respectively. In addition, Mr. Porter and Mrs. Derrico would have been entitled to receive continued health insurance benefits with an estimated present value of approximately $9,154 each. If the above payments constituted parachute payments under Section 280G of the Code, Ms. Derrico and Mr. Porter would also be entitled to receive gross-up payments to cover the applicable amount of taxes. No funds have been set aside or accrued to provide for the cash payments described in the agreements. Moreover, the Company has no present plans to engage in any transaction that could trigger the payment provisions of these agreements. All such payments are subject to any prohibitions, limitations and restrictions that may be applicable under the Federal Deposit Insurance Act and the regulations of the FDIC.

Supplemental Executive Retirement Plans

Effective August 1, 2007, the Bank entered into a SERP with each of Ms. Derrico and Mr. Porter. In the event of a termination of employment in connection with a change in control of the Bank, the plan provides that these officers would be entitled to receive their normal retirement benefits under the SERP regardless of the time of the change in control. The normal retirement benefit is an annual cash payment made to the executive for ten years. Assuming that these conditions for a payment under the SERP had been met as of December 31, 2008, Ms. Derrico and Mr. Porter would have been entitled to receive from the Bank an annual payment equal to $137,357 and $106,330, respectively, beginning seven months after termination and continuing for ten years. If the above payments constituted parachute payments under Section 280G of the Code, Ms. Derrico and Mr. Porter would also be entitled to receive gross-up payments to cover the applicable amount of taxes.

In the event of a termination of employment not for cause (as defined in the SERP), death, disability or following a change in control, the plan provides that these officers would be entitled to receive their accrued benefits under the SERP calculated as of the date of termination. The accrued benefit is the benefit accrued and recorded by the Company on behalf of the officer pro-rated based on the number of full months the officer was employed during the year of termination. Assuming that these conditions for a payment under the SERP had been met as of December 31, 2008, Ms. Derrico and Mr. Porter would have been entitled to receive from the Bank an annual payment equal to $127,278 and $98,527, respectively, beginning seven months after termination and continuing for ten years. In the event of a termination of employment for cause (as defined in the SERP), the plan provides that these officers would not be entitled to receive any benefits under the SERP.

Change in Control Provisions in Equity Plans and Agreements

The named executive officers hold stock options under a stock option plan approved by the stockholders in 2004 for officers, directors and employees (the “Option Plan”). The Option Plan provides for the grants of both incentive stock options which qualify under Section 422 of the Code and nonqualified stock options. Options will become vested and exercisable at the rate determined by the Compensation Committee at the time of grant; provided, however, that options granted will generally vest in approximately equal percentages each year over a period no shorter than three years. Unless otherwise determined by the Compensation Committee, all options will become immediately vested and exercisable upon the optionee’s death or disability. Options granted under the Option Plan may not be transferred except by will or the laws of descent and distribution after the death of the optionee.

Termination With a Change in Control

As of December 31, 2008, there were 10,000 unvested options held by each of Georgia S. Derrico and R. Roderick Porter that would be impacted by a change in control of the Company.

Termination Without a Change in Control

If an optionee ceases to be a director, officer or employee of the Company for any reason other than death or disability, he may, at any time within three months after his date of termination, or such longer period as may be determined by the Compensation Committee, exercise any option only to the extent it was vested and he was entitled to exercise the option on the date of termination. Any options which are not so exercised will terminate and be forfeited. If an optionee dies or ceases to be a director, officer or employee of the Company due to his disability, all unvested options of such optionee will immediately become vested and exercisable and he, or the person or persons to whom the option is transferred by will or by the laws of descent and distribution, may, at any time within 12 months after the death or date of termination, or such longer period as may be determined by the Compensation Committee, exercise any option with respect to all shares subject thereto. Any options which are not so exercised will terminate and be forfeited. Any options which are not exercised by an optionee upon termination of service as director or employee that are not exercised within the periods described above (three months for termination other than death or disability and one year due to death or disability) will terminate and be forfeited.

Compensation Committee Interlocks and Insider Participation

During 2008, no executive officer of the Company served as (1) a member of a compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire

Board of Directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee or (3) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company. In addition, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries in 2008; (b) was formerly an officer or employee of the Company or any of its subsidiaries or (c) had any relationship that required disclosure under “Certain Relationships and Related Party Transactions.”

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

John J. Forch (Chairman)

Neil J. Call

Charles A. Kabbash

Frederick L. Bollerer

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing.

In accordance with its written charter adopted by the Company’s Board of Directors, the Company’s Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Board of Directors has determined that each Audit Committee member is independent in accordance with the listing standards of the NASDAQ Stock Market and in Section 10A of the Securities Exchange Act of 1934, as amended, and that Neil J. Call has the requisite attributes of an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.

In discharging its oversight responsibility as to the audit process, the Audit Committee (i) obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with the applicable requirements of the Public Company Accounting Oversight Board, (ii) discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence and (iii) satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended by SAS No. 90 Audit Committee Communications. With and without management present, the Audit Committee discussed and reviewed the results of the internal and external audit examinations.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2008, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm, for the fiscal year ending December 31, 2009, subject to stockholder ratification, and the Board concurred in such recommendation.

The Audit Committee

Neil J. Call (Chairman)

John J. Forch

Frederick L. Bollerer

FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2008, 2007 and 2006:

	2008 (1)	2007 (1)	2006 (2)
Audit fees (3)	$87,000	$81,500	$58,000
Audit related fees (4)	3,825	4,845	68,700
Tax fees (5)	10,885	18,685	—
All other fees	—	—	—

(1)	All fees for the fiscal years ended December 31, 2008 and 2007 were billed by Crowe Horwath LLP (formerly Crowe Chizek and Company LLC).
(2)	All fees for the fiscal year ended December 31, 2006 were billed by BDO Seidman, LLP.
(3)	Includes fees billed for professional services rendered in connection with the audit and quarterly reviews of the Company’s consolidated financial statements.
(4)

Includes fees billed for professional services rendered for guidance related to certain accounting consultations regarding impaired loans in 2008 and purchase accounting and deferred income taxes in 2007 and professional services rendered in connection with the merger with 1st Service Bank and the Company’s initial public offering in 2006.

(5)	Includes fees billed for professional services rendered for guidance regarding and the preparation of federal, state and franchise tax returns for the Company and Bank.

The Audit Committee will consider, on a case-by-case basis, and approve, if appropriate, all audit and permissible non-audit services to be provided by the Company’s independent registered public accounting firm. Pre-approval of such services is required unless a “de minimus” exception is met. To qualify for the “de minimus” exception, the aggregate amount of all such services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee to whom authority to grant such approval has been delegated by the Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to the Company’s policy, the Board of Directors is required to review all related party transactions for potential conflicts of interest. Under the policy, any related party transaction may be consummated or may continue only (1) if the Board approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, (2) if the transaction involves compensation that has been approved by the Company’s Compensation Committee or (3) if the transaction has been approved by the disinterested members of the Board of Directors. The Board may approve or ratify the related party transaction only if the Board determines that, under all of the circumstances, the transaction is in the best interests of the Company.

Many of the directors, executive officers and stockholders of the Company who beneficially own 5% or more of the Common Stock (“5% Holders”) and the directors and executive officers of the Bank and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. During 2008, the Bank made loans in the ordinary course of business to certain of the directors, executive officers and 5% Holders of the Company and the Bank and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and 5% Holders of the Company and the Bank are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors and 5% Holders of the Company and the Bank satisfy the foregoing standards. As of December 31, 2008, all of such loans aggregated $396,432 which was approximately 0.68% of the Company’s Tier 1 capital at such date. The Company expects the Bank to have such transactions or transactions on a similar basis with the directors, executive officers and 5% Holders of the Company and the Bank and their associates in the future.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

MANAGEMENT OF THE COMPANY AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of February 20, 2009, by (1) each director, director nominee and named executive officer of the Company, (2) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (3) all directors, director nominees and named executive officers as a group. Unless otherwise indicated, based on information furnished by such stockholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each stockholder is the same as the address of the Company.

Name	Position With the Company and the Bank	Number of Shares of Common Stock Owned		Percentage Ownership (1)
5% or Greater Holders:
Carl R. Varblow 5264 Dawes Avenue Alexandria, Virginia 22311	Investor	521,684	(2)	7.67%

Directors and Executive Officers:
Georgia S. Derrico (3)	Chairman of the Board and Chief Executive Officer of the Company and the Bank	427,045	(4)	6.21
R. Roderick Porter (3)	Vice Chairman of the Board and President of the Company and the Bank	427,045	(5)	(3)
Neil J. Call	Director of the Company and the Bank	94,347	(6)	1.39
Charles A. Kabbash	Director of the Company and the Bank	69,498	(7)	1.02
Robin R. Shield	Director of the Company and the Bank	87,540	(8)	1.29
John J. Forch	Director of the Company and the Bank	33,640	(9)	*
Frederick L. Bollerer	Director of the Company and the Bank	12,485	(10)	*
William H. Lagos	Senior Vice President and Chief Financial Officer of the Company and the Bank	33,857	(11)	*
William H. Stevens	Executive Vice President and Chief Lending Officer of the Bank	19,863	(12)	*
Directors, Director Nominees and Named Executive Officers as a Group (9 persons)		778,275		11.22	%(13)

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 6,798,547 shares of Company Common Stock outstanding as of February 20, 2009 and assumes the exercise by the stockholder or group named in each row of all options or warrants for the purchase of Company Common Stock held by such stockholder or group and exercisable within 60 days.
(2)

The information regarding beneficial ownership is included in reliance on a Schedule 13D filed with the Securities and Exchange Commission on December 8, 2006 jointly on behalf of Carl R. Varblow, Roland C. Varblow, Conrad R. Varblow, Heidi H. Varblow, Cary G. Varblow and Roger L. Varblow (collectively, the “Varblow Group”). The Varblow Group may be deemed to have beneficial ownership of the shares reflected in the table as of December 1, 2006. The Varblow Group reported aggregate beneficial ownership of 521,684 shares, or 8.42% of the Company’s common stock as of such date, including 351,240 shares beneficially owned by Carl R. Varblow, 80,657 shares beneficially owned by Roland C. Varblow, 78,374 shares beneficially owned by Conrad R. Varblow, 351,240 shares beneficially owned by Heidi H. Varblow, 7,609 shares beneficially owned by Cary G. Varblow and 3,804 shares beneficially owned by Roger L.

Varblow. The Schedule 13D was filed prior to the 10% stock dividend effective May 18, 2007. Accordingly, the number and percentage of shares beneficially owned do not give effect to the 10% stock dividend.

(3)	Ms. Derrico and Mr. Porter are married. Ms. Derrico and Mr. Porter together beneficially own 6.21% of the outstanding shares of Common Stock.
(4)	Consists of (a) 246,450 shares of Common Stock held jointly with Mr. Porter, (b) 70,125 shares of Common Stock held individually by Ms. Derrico over which she has sole voting power, (c) 29,470 shares of Common Stock held individually by Mr. Porter, (d) 8,250 shares of Common Stock which may be acquired upon the exercise of the warrants issued to Ms. Derrico who advanced funds to the Company to pay organizational and pre-opening expenses, (e) 32,250 shares of Common Stock which may be acquired upon the exercise of stock options granted to Ms. Derrico under the Option Plan, (f) 8,250 shares of Common Stock which may be acquired upon the exercise of the warrants issued to Mr. Porter who advanced funds to the Company to pay organizational and pre-opening expenses and (g) 32,250 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Porter under the Option Plan. Does not include 11,000 shares of Common Stock held individually by R. Devon Porter, the adult son of Ms. Derrico who resides in the same home.
(5)	Consists of (a) 246,450 shares of Common Stock held jointly with Ms. Derrico, (b) 29,470 shares of Common Stock held individually by Mr. Porter, over which he has sole voting power, (c) 70,125 shares of Common Stock held individually by Ms. Derrico, (d) 8,250 shares of Common Stock which may be acquired upon the exercise of the warrants issued to Mr. Porter who advanced funds to the Company to pay organizational and pre-opening expenses, (e) 32,250 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Porter under the Option Plan, (f) 8,250 shares of Common Stock which may be acquired upon the exercise of the warrants issued to Ms. Derrico who advanced funds to the Company to pay organizational and pre-opening expenses and (g) 32,250 shares of Common Stock which may be acquired upon the exercise of stock options granted to Ms. Derrico under the Option Plan. Does not include 11,000 shares of Common Stock held individually by R. Devon Porter, the adult son of Mr. Porter who resides in the same home.
(6)	Includes (a) 11,000 shares of Common Stock which may be acquired pursuant to the exercise of the warrants issued to this director who advanced funds to the Company to pay organizational and pre-opening expenses and (b) 640 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Call under the Option Plan.
(7)	Includes (a) 11,000 shares of Common Stock which may be acquired pursuant to the exercise of the warrants issued to this director who advanced funds to the Company to pay organizational and pre-opening expenses and (b) 640 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Kabbash under the Option Plan.
(8)	Includes 640 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mrs. Shield under the Option Plan. Does not include, and Ms. Shield disclaims beneficial ownership with respect to, 29,072 shares of Common Stock held in a trust for the benefit of her minor children, of which her husband is the voting trustee.
(9)	Includes 640 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Forch under the Option Plan.
(10)	Includes 200 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Bollerer under the Option Plan.
(11)	Includes 15,000 shares of Common Stock which may be acquired upon exercise of stock options granted to Mr. Lagos under the Option Plan.
(12)	Includes 16,800 shares of Common Stock which may be acquired upon exercise of stock options granted to Mr. Stevens under the Option Plan.
(13)	Includes 38,500 shares of Common Stock which may be acquired pursuant to the exercise of the warrants issued to the above-named directors who advanced funds to the Company to pay organizational and pre-opening expenses, and 99,060 shares of Common Stock which may be acquired upon the exercise of stock options granted to the above-named directors and officers under the Option Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16 forms they file.

Based solely on the Company’s review of the copies of such reports furnished to it and representations from certain reporting persons that they have complied with the applicable filing requirements, the Company believes that during the year ended December 31, 2008, all Section 16(a) reporting requirements applicable to its officers, directors and greater than 10% stockholders were complied with.

Item 2.

PROPOSAL TO RATIFY APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009. Crowe Horwath (formerly Crowe Chizek and Company LLC) has served as the Company’s independent registered public accounting firm since March 2007.

At the Annual Meeting, the stockholders will be asked to consider and act upon a proposal to ratify the appointment of Crowe Horwath. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting. Representatives of Crowe Horwath will be present at the Annual Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Crowe Horwath as the Company’s independent registered public accounting firm for the 2009 fiscal year is not required by the Company’s Amended and Restated Bylaws, state law or otherwise. However, the Board of Directors is submitting the selection of Crowe Horwath to the Company’s stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Crowe Horwath. Even if the selection of Crowe Horwath is ratified, the Audit Committee may, in their discretion, direct the appointment of a different independent registered public accounting firm at any time during the 2009 fiscal year if they determine that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE HORWATH LLP.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR 2010 ANNUAL MEETING

In order for stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2010 Annual Meeting of Stockholders and included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Corporate Secretary of the Company at the Company’s principal executive offices no later than November 21, 2009. Stockholder proposals should be submitted to the Corporate Secretary of the Company at 550 Broadview Avenue, Warrenton, Virginia 20186.

ANNUAL REPORT ON FORM 10-K

The Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, to any stockholder upon written request to the Secretary of the Company, 550 Broadview Avenue, Warrenton, Virginia 20186.

ATTENDANCE AT THE ANNUAL MEETING

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by a guest. Registration of attendees of the Annual Meeting will begin at 1:30 p.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

OTHER MATTERS

The Board of Directors does not intend to bring any other matter before the Annual Meeting and does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matter does properly come before the Annual Meeting or any adjournment thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, you are urged to complete, date and return the enclosed proxy in the accompanying envelope or vote your proxy through the Internet at www.cfpproxy.com/6090 at your earliest convenience.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	PROXY SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

			For	With- hold	For All Except

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, APRIL 23, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The 2009 Annual Meeting of Stockholders of Southern National Bancorp of Virginia, Inc. (the “Company”) will be held at International Country Club at 13200 Lee Jackson Highway, Fairfax, Virginia 22033, on Thursday, April 23, 2009, beginning at 2:00 p.m. (local time). The undersigned hereby acknowledges receipt of the related Notice of 2009 Annual Meeting of Stockholders and Proxy Statement dated March 12, 2009 accompanying this proxy.

The undersigned stockholder hereby appoints Georgia S. Derrico and R. Roderick Porter, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all shares of Common Stock, par value $0.01 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 2009 Annual Meeting of Stockholders and any postponement or adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters as may properly come before such meeting or any postponement or adjournment(s) thereof.

		1. ELECTION of two Class III directors to serve until the 2012 annual meeting of stockholders, and until their successors are duly elected and qualified, or until their earlier resignation or removal.	☐	☐	☐
Georgia S. Derrico Charles A. Kabbash INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
			For	Against	Abstain
		2. RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.	☐	☐	☐
This proxy is solicited on behalf of the Board of Directors of the Company and will be voted FOR the following proposals unless otherwise indicated.

This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned’s directions set forth herein. If no direction is made, this proxy will be voted (1) FOR the election of all nominees for director named herein and (2) FOR the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.

Please be sure to date and sign this proxy card in the box below.	Date

Please sign your name exactly as it appears below. If shares are held jointly, all joint owners must sign. If shares are held by a corporation, please sign the full corporate name by the president or any other authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as such.

Sign above

é  Detach above card, sign, date and mail in postage paid envelope provided.  é

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.